Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2013, with respect to the consolidated financial statements of American Realty Capital Trust III, Inc. for the year ended December 31, 2012 included in the Current Report on Form 8-K/A of American Realty Capital Properties, Inc.  We hereby consent to the incorporation by reference of said report in the Registration Statements of American Realty Capital Properties, Inc. on Forms S-3 (File No. 333-182971 and File No. 333-182972) and Form S-8 (File No. 333-176714).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 7, 2013